Exhibit 99.1

PRESS RELEASE Comcast Corporation One Comcast Center Philadelphia, PA 19103 www.comcastcorporation.com

COMCAST CORPORATION AND MICHAEL J. ANGELAKIS TO CREATE A NEW, STRATEGIC COMPANY

PHILADELPHIA, PA – March 31, 2015 – Comcast Corporation announced today that it has entered into an agreement with the Company’s Vice Chairman and Chief Financial Officer, Michael J. Angelakis, to establish a new, strategic company that will focus on investing in and operating growth-oriented companies, both domestically and internationally.

“This is a time of tremendous change and opportunity in our core technology and media industries, as well as in adjacent business areas. We believe the ability to establish entrepreneurial ventures that partner with and participate in the growth of innovative companies can be an important driver of strategic and financial value creation for our company,” said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast.

“As Comcast approaches the completion of the Time Warner Cable merger and related transactions, and the integration plans are well advanced, Michael is ready and excited to turn his attention to the next phase of his career and relationship with Comcast,” Mr. Roberts added.

Mr. Angelakis will serve as the Chief Executive Officer of the new company and bring his strengths of investing in and operating companies, with benefits accruing to Comcast shareholders. He will lead this new company with a mandate and the resources to pursue new areas of growth and diversification for Comcast.

The new company will have total capital commitments of up to $4.1 billion, of which $4.0 billion will be invested by Comcast, at least $40 million will be invested personally by Mr. Angelakis, with the remainder coming from other senior members of the new company’s management team. This new company will have an exclusive, 10-year partnership with Comcast as sole outside investor.

Comcast will immediately commence a search for a successor Chief Financial Officer, and following the appointment of the new CFO, Mr. Angelakis will then serve as a Senior Advisor to Comcast. Mr. Angelakis will assist with the transition to the new CFO and begin the integration process for the Time Warner Cable and related transactions.

“I am thrilled that Michael will be leading this new initiative. His broad and deep experience in a variety of leadership roles within different industries will be a tremendous asset to the new company. He is an extraordinary leader and strategic partner, and has helped transform Comcast into the media and technology company that we are today,” said Mr. Roberts. “His work to structure the NBCUniversal and Time Warner Cable transactions has been invaluable in laying the successful financial groundwork for Comcast. In the past, Comcast has made substantial investments in companies like QVC, Comcast Cellular and SpectrumCo, which have generated tremendous strategic and shareholder value. I couldn’t be more excited about the future and Michael’s role in building this new company.”

“As we enter the final phase of the Time Warner Cable transaction, this is a great time to begin a transition and I am excited to start this new, entrepreneurial company,” said Mr. Angelakis. “Our industry is dynamic and I am very excited and optimistic about the many opportunities available to Comcast. Comcast is a remarkably well-positioned company and it has been an honor to serve as the Company's Vice Chairman and CFO. I look forward to closing the Time Warner Cable and related transactions and commencing the integration process. As part of our new company, I am very pleased to continue the partnership with my current colleagues and to contribute to Comcast’s future growth and success."

-more-

Mr. Angelakis is the Deputy Chairman of the Federal Reserve Bank of Philadelphia and is a Trustee of Babson College. Prior to joining Comcast, Mr. Angelakis was a Managing Director and Member of the Investment and Management Committees at Providence Equity Partners, one of the leading, global private equity firms investing in technology, media and communications companies. Before joining Providence Equity Partners in 1999, Mr. Angelakis was President and Chief Executive Officer of State Cable TV Corporation and Aurora Telecommunications. He also served as a Vice President of Manufacturers Hanover Trust Company in New York, where he oversaw one of the bank’s media and communications portfolios. Additionally, Mr. Angelakis spent several years in London developing Manufacturers Hanover’s acquisition finance and merchant banking activities throughout Western Europe.

A more detailed description of the arrangements between Mr. Angelakis and Comcast is set forth in Comcast’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission. The binding agreement for the arrangements will be attached to that filing.

About Comcast Corporation:
Comcast Corporation (Nasdaq: CMCSA, CMCSK) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is the nation’s largest video, high-speed Internet and phone provider to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

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Media Contact:	Investor Contact:
John Demming	Jason Armstrong
215-286-8011	215-286-7972
John_Demming@comcast.com	Jason_Armstrong@comcast.com